Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of JER Investors Trust Inc. for the registration of 11,286,501 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2006, with respect to the consolidated financial statements and schedule of JER Investors Trust Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
November 28, 2006